                                    Exhibit 107

CALCULATION OF REGISTRATION FEE TABLE
Form S-8
(Form Type)

Seer, Inc.
(Exact name of Registrant as Specified in its Charter)
Table 1 – Newly Registered Securities

Security Type	Securities Class Type	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the 2020 Equity Incentive Plan	Rules 457(c) and (h)	6,063,827(2)	$13.79(4)	$83,620,174.33	0.0000927	$7,751.59
	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to the 2020 Equity Incentive Plan	Rules 457(c) and (h)	592,610(3)	$11.72(5)	$6,945,389.20	0.0000927	$643.84
TOTAL OFFERING AMOUNT			6,656,437		$90,565,563.53		$8,395.43
TOTAL FEE OFFSETS
NET FEE DUE							$8,395.43
(1)     Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A common stock”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Class A common stock.
(2)     Represents an automatic increase of 2,963,053 shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided for in, the 2020 Plan as of January 1, 2021 and an automatic increase of 3,100,774 shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided for in, the 2020 Plan as of January 1, 2022.
(3)     Represents an automatic increase of 592,610 shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided for in, the 2020 ESPP as of January 1, 2021. The Registrant’s board of directors elected not to increase the Shares reserved under the 2020 ESPP on January 1, 2022.
(4)    Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.79 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 25, 2022.
(5)     Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $11.72 per share, which represents 85% the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 25, 2022. Pursuant to the 2020 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of common stock on an Offering Period's Enrollment Date or Exercise Date (as such terms are defined in the 2020 ESPP).